Exhibit 99

Q4 Mid-fourth Quarter Conference Call Transcript, dated December 9, 2016

We’d like to welcome you to Swift Transportation’s mid-fourth quarter conference call. I am Jason Bates, Swift’s Vice President of Finance and Investor Relations Officer. We will start the call today with our Forward Looking Statement Disclosure:
This call contains statements that may constitute forward-looking statements, which are based on information currently available. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our most recently filed Annual Report Form 10-K. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. Reconciling information of our GAAP to non-GAAP measures can be found in the Form 8-K filed today on SEC.gov.
So with that out of the way, I’d like to recognize the members of Swift’s management team on the line today. We have Richard Stocking, our President and Co-Chief Executive Officer, and Ginnie Henkels, our Executive Vice President and Chief Financial Officer.
We will start the call today with an overview of the trends we are seeing in some of our key operational metrics across the various business segments thus far in the fourth quarter. We will then shift gears and share some preliminary thoughts with you regarding our views, expectations and general outlook for 2017. But before I turn the call over to Ginnie and Richard, we wanted to touch on one other item. Since we haven’t had a chance to speak with all of you since our third quarter Q&A call on October 25th, we wanted to ensure everyone was aware of the 8-K/A which we filed on November 1st, which contained a revised letter to stockholders for the third quarter 2016. This filing was a result of new, unfavorable information regarding certain litigation, which we received subsequent to the issuance of our original letter to stockholders, but prior to the filing of our 10-Q. As a result of the two letters, we have seen some conflicting reports with regards to our YTD earnings. To be clear, and as outlined the revised letter, and in our 10-Q, our GAAP Diluted EPS for the 9 months ended September 30th was $0.73, and our Adjusted EPS for the same period was $0.82. With that clarification, I will go ahead and turn the call over to Richard.

Thank you Jason. Regarding the fourth quarter, let’s go ahead and start by discussing some of the trends we are experiencing in our Truckload Segment:
We are seeing a moderate pick-up in fourth quarter volumes through November, as shippers’ volumes have increased during this peak-season. Volumes have increased throughout the quarter through Thanksgiving and have remained strong thus far into December. In some instances, we are experiencing an increase in tractor repositioning as shippers have not been able to find capacity in certain markets. We are encouraged by these trends and are focused on finishing this year strong. These volume trends, combined with our efforts to right size the fleet throughout the year, have resulted in a year over year utilization improvement. Our QTD loaded miles per tractor per week through November has increased by 0.8% in our Truckload segment compared to the same periods last year, and 1.6% sequentially when compared to the third quarter of this year. As expected, our average Truckload fleet is down approximately 250 trucks sequentially and approximately 450 trucks year over year.
Despite the increase in volumes due to seasonal trends, the pricing environment remains challenging as our QTD fourth quarter contract pricing is down roughly 1.0% year over year. The combination of this contract pricing trend and the year over year pressure we’ve seen in the spot market result in our overall Truckload Revenue xFSR per loaded mile to be down approximately 2.5% QTD.

Exhibit 99

Moving on to our Dedicated Segment:
We continue to find opportunities to grow with our existing customer base, as our current QTD Average Operational Truck Count has increased roughly 100 trucks over the third quarter 2016 average which is a combination of true growth and support of seasonal surge through a temporary transfer of trucks from Truckload to Dedicated. Approximately, 40-50 trucks of this growth is non-seasonal business and is expected to remain after the peak season subsides. In addition to this growth, our productivity and pricing continues to improve over prior year, as our QTD dedicated Weekly Revenue xFSR per Tractor has increased roughly 6.2% when compared to the same period last year.

Next we will talk about our Swift Refrigerated Segment:
The refrigerated freight market remains moderately soft; however, some regions have started to tighten over the last few weeks. Therefore, we believe our Revenue xFSR per loaded mile within this segment has somewhat leveled out when compared sequentially to the third quarter of 2016. On a year over year basis we reconfirm our expectation for this metric to be down roughly 3.0-4.0% in the fourth quarter. We continue to implement countermeasures to increase the fleet’s efficiency, to offset this pricing pressure. As a result, QTD loaded miles per tractor per week through November in the Swift Refrigerated segment have increased 6.9% when compared to the same period last year. We anticipate Average Operational Truck Count in the fourth quarter for the Swift Refrigerated segment to be relatively flat when compared to the third quarter of this year.

And finally our Intermodal Segment:
Intermodal load counts continue to show signs of strengthening this quarter, as our QTD container-on-flat-car load counts have increased, and are now in-line with the COFC volumes we experienced during the same period last year. We are pleased with this growth, and feel they represent our collective efforts to grow strategically with a strong customer base. However, we are currently projecting fourth quarter total loads to be down roughly 2.0-3.0% YOY, caused by the previous discontinuation of our trailer on flat car service offering. As it relates to pricing, we have experienced additional pressure this quarter causing our QTD Revenue xFSR per load metric to be down roughly 1.0% YOY. Although we are not pleased with this trend, we feel it safe to say that, in regards to pricing, we have outperformed the market as a whole, and feel this decrease would have been much greater if not for the many countermeasures and disciplined approach we have implemented throughout this year. We continue to feel confident our improved strategy and leaner cost infrastructure will help our profitability in the future.

Overall, although we are encouraged by some of the operational trends we are achieving, we are experiencing some challenges in the used truck market which continues to be weak. We previously expected the gains on disposal of property and equipment to be approximately $3-4 million in the fourth quarter, but we are now only expecting roughly $1 million of gain for the quarter. In addition, insurance and claims expense remains high and fuel prices have increased $0.10 thus far through the quarter. Based on all of these trends, we expect to be in the lower half of our guidance ranges for the year which were $1.09-$1.19 for GAAP Diluted EPS and $1.20-$1.30 for Adjusted EPS.

As we alluded on our third quarter earnings call, we want to take this opportunity to provide some initial thoughts on 2017. As many of you are aware, 2017 has the potential to be a very exciting year for large, well-capitalized, strategically positioned, compliant carriers. As the clock winds down next year towards the deadline for ELD implementation (and potentially speed limiters as well), we are likely to experience a meaningful capacity contraction, which we believe will have a positive impact on the rate environment for carriers. We have heard commentary that some shippers are expecting to see rate increases in the mid to upper-single digits in the back half of next year.

Exhibit 99

Furthermore, for those of us in the industry who are already ELD compliant, we are hoping to see shippers redirect freight volumes our way, which should also assist us in driving utilization improvements. Although we are already seeing preliminary signs of this phenomenon taking place, it is likely to meaningfully manifest itself in the back half of next year. It is possible these effects are felt earlier in the year, potentially as early as the second quarter; however, at this time, we don’t have clear enough visibility to make assumptions on what this will mean to our overall volumes and pricing.
Given the unknown potential positive impact these two meaningful tailwinds are likely to have on our earnings, we found it difficult to provide a full year 2017 earnings range that would be of value to you, the investment community, at this time. However, we do recognize the importance of providing you with as much visibility as we can, to assist you in accurately modeling the potential opportunity that exists for our company. As such, for the time being, we have elected to provide more near-term guidance, given the higher probability of properly assessing the near-term environment. We will provide further updates to current and future periods as we continue to move throughout the year, and as visibility improves.
Now that we have spent some time discussing the likely tailwinds for 2017, we want to reiterate what we have previously stated with regards to some of the headwinds that will be present - none of which should be new information to you. As we discussed on our third quarter earnings call, given the difficult used truck market, we elected to reduce the residual values on a certain group of trucks in August which increased our depreciation expense by approximately $1.8 million per month. Therefore, this will be a year over year earnings headwind for the first 7 months of 2017. In addition to this depreciation change, we have also said that we do not expect our gains on sale of equipment to be at the same level in 2017. For full year 2016 we are anticipating to finish the year with approximately $18 million in gains (with a majority of that occurring in the first half of the year). Next year we are estimating $3-5 million in gains for the entire year. Another item we have repeatedly referenced is the favorable tax rates we have experienced this year, which could present a headwind in 2017 - or depending on what Trump and the new administration does with the corporate tax rate it could be a benefit to us - but for now we are assuming an effective tax rate for 2017 of 36-37%. As a reminder, we realized a 29.8%, 34.4% and 30.0% effective tax rate in the first, second and third quarters of 2016, respectively. And, we expect the fourth quarter to be in the low 30’s as well. And finally, as we have discussed previously, as a result of the difficult 2016 market environment, our average revenue per loaded mile xFSR decreased throughout the year until we realized some of the seasonal surge pricing in the fourth quarter. This will impact our rates and earnings on a year over year basis, particularly in the first half of the year, until these contracts lapse.
So as you can see, while we remain excited about the many tailwinds in our industry, and the Swift specific opportunities to grow revenue and improve utilization while continuing to reduce cost in certain areas, we also recognize the various headwinds (specifically those in the early part of 2017) that will exist. Given these trends, we currently anticipate our first quarter 2017 GAAP Diluted EPS to be in the range of $0.11-$0.16 and Adjusted EPS to be in the range of $0.13 to $0.18. For the second quarter, we expect GAAP Diluted EPS to be in the range of $0.23-$0.28 and Adjusted EPS to be in the range of $0.25 to $0.30. Our intent is to provide updates to earnings throughout the year, as our visibility continues to improve. It is possible that the various tailwinds we discussed previously for 2017 begin to manifest themselves earlier in the year, but given the high degree of uncertainty at this time, we felt it prudent to plan for what we now see, and update or revise accordingly as the year unfolds.
With regard to Capital Expenditures in 2017, given the environment I just described, we are going to keep our capital expenditure plans as flexible as possible for 2017. As we discuss on the third quarter conference call, a normal year of maintenance net cash capex is in the range of $250-$300 million. We have the ability to flex this up or down depending on the environment. We do have certain dedicated opportunities in the pipeline, and if we are successful in some of these bids, we could flex our CAPEX beyond the maintenance range. Also, depending on the market environment and how bid season plays out early in the year, we may have an opportunity to gain share in other areas as well. Our first priority is to grow by adding volume to our existing fleet, but given certain circumstances we may add equipment to facilitate profitable growth that will generate commensurate returns.

Exhibit 99

We are excited about the potential opportunities that exist for 2017, both for our industry as a whole, as well as for Swift specifically. We appreciate each of you and your continued support of Swift. We wish you all an enjoyable holiday season, and look forward to connecting with you in the new year.